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                                                                    Exhibit 23.3

                         CONSENT OF INDEPENDENT AUDITORS

We consent to the reference to our firm under the caption "Experts" and to the use of our report dated January 21, 2002, except for Note 17, as to which the date is April 4, 2002 and Note 18, as to which the date is May 31, 2002, in the Registration Statement (Form S-3 No. 33-00000) and related Prospectus of BJ Services Company for the registration of $516,350,000 of convertible senior notes.

We also consent to the incorporation by reference therein of our report dated January 21, 2002, except for Note 17, as to which the date is April 4, 2002 and
Note 18, as to which the date is May 31, 2002 with respect to the consolidated financial statements of OSCA, Inc. for the year ended December 31, 2001 included in BJ Services Company Form 8-K/A dated July 17, 2002 filed with the Securities and Exchange Commission.


ERNST & YOUNG LLP
Indianapolis, Indiana
July 23, 2002